Exhibit 99.1






                       INTERNATIONAL FAST FOOD CORPORATION
                   ANNOUNCES CONVERSION OF ITS 11% CONVERTIBLE
                   SENIOR SUBORDINATED DISCOUNT NOTES DUE 2007

MIAMI BEACH--(BUSINESS WIRE)--November 6, 2000--International Fast Food Corporation (OTCBB: IFFD) announced today the automatic conversion of its 11% Convertible Senior Subordinated Discount Notes due 2007. The Company had approximately $9,636,000 at principal amount at maturity of the Notes outstanding before the conversion. Each holder of 11% Convertible Senior Subordinated Discount Notes receives that number of shares of common stock of International Fast Food Corporation equal to the amount of the aggregate stated principal amount at maturity of the Notes held by such holder, divided by the applicable conversion price of $70.00 per share. The Company estimates that it shall issue approximately 137,908 shares of common stock upon conversion of the Notes, including shares issued for the interest payments due thereon.



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